                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                                    ----------------------------
                                                           OMB APPROVAL
                                                    OMB NUMBER  3235-0145
                                                    EXPIRES:  DECEMBER 31, 1997
                                                    ESTIMATED AVERAGE BURDEN
                                                    HOURS PER FORM 14.90
                                                    ----------------------------

                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. 1)*

                        Total Renal Care Holdings, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                        Common Stock; $0.001 Par Value
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   89151A107
                      ----------------------------------
                                (CUSIP Number)


Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 pages
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-----------------------                                  ---------------------
  CUSIP NO. 89151A107                   13G                PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

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      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Victor M.G. Chaltiel
      ###-##-####

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      France

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                          SOLE VOTING POWER
                     5
     NUMBER OF            910,514

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             910,514

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      910,514

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      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      3.4%

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      TYPE OF REPORTING PERSON*
12
      IN

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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 5 pages
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ITEM 1.

  (a) NAME OF ISSUER

           Total Renal Care Holdings, Inc.

  (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

           21250 Hawthorne Boulevard
           Torrance, California 90503

ITEM 2.

  (a) NAME OF PERSON FILING

           Victor M.G. Chaltiel

  (b) ADDRESS OF PRINCIPAL OFFICE

           c/o Total Renal Care Holdings, Inc.
               21250 Hawthorne Boulevard
               Torrance, California 90503

  (c) CITIZENSHIP

           France

  (d) TITLE OF CLASS OF SECURITIES

           This filing is made in regard to the Common Stock, par value $0.001 per share, of Total Renal Care Holdings, Inc.

  (e) CUSIP NUMBER

           89151A107

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

  (a)      [ ]      Broker or Dealer registered under Section 15 of the Act

  (b)      [ ]      Bank as defined in section 3(a)(6) of the Act

  (c)      [ ]      Insurance Company as defined in section 3(a)(19) of the Act

  (d)      [ ]      Investment Company registered under section 8 of the
                    Investment Company Act

  (e)      [ ]      Investment Adviser registered under section 203 of the
                    Investment Advisers Act of 1940

  (f)      [ ]      Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see (S)240.13d-1(b)(1)(ii)(F)

  (g)      [ ]      Parent Holding Company, in accordance with (S)240.13d-
                    1(b)(ii)(G) (Note: See Item 7)

  (h)      [ ]      Group, in accordance with (S)240.13d-1(b)(1)(ii)(H)

                               Page 3 of 5 pages
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ITEM 4.  OWNERSHIP

  (a) AMOUNT BENEFICIALLY OWNED

           910,514 shares

  (b) PERCENT OF CLASS

           3.4%

  (c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS

      (i)    SOLE POWER TO VOTE OR TO DIRECT THE VOTE:  910,514

      (ii)   SHARED POWER TO VOTE OR TO DIRECT THE VOTE:  -0-

      (iii)  SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:  910,514

      (iv)   SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:  -0-

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     IF THIS STATEMENT IS BEING FILED TO REPORT THE FACT THAT AS OF THE DATE HEREOF THE REPORTING PERSON HAS CEASED TO BE THE BENEFICIAL OWNER OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES, CHECK THE FOLLOWING [X].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

     Not applicable.

ITEM 10.  CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                               Page 4 of 5 pages
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                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               November 12, 1996
                                               -------------------------------
                                               Date

                                               /s/ Victor M.G. Chaltiel
                                               -------------------------------
                                               Signature


                                               Victor M.G. Chaltiel
                                               Chairman, Chief Executive
                                               Officer and President
                                               -------------------------------
                                               Name/Title

                               Page 5 of 5 pages